UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2012

CRESCENT FINANCIAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32951	45-2915089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1005 High House Road
Cary, North Carolina 27513
(Address of principal executive offices)

 (919) 460-7770
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into Material Definitive Agreement

On January 20, 2012, Crescent Financial Bancshares, Inc. (the “Company”) entered into a tax sharing agreement (the “Tax Sharing Agreement”) with Piedmont Community Bank Holdings, Inc. ("Piedmont"), the holder of approximately 88% of the Company’s outstanding common stock.  The Tax Sharing Agreement has an effective date of December 22, 2011. The Tax Sharing Agreement sets forth, among other things, certain obligations of each of the Company and Piedmont in connection with filing United States federal, state, local and foreign tax returns.  The agreement provides that the Company and its wholly owned subsidiary, Crescent State Bank, (collectively, the “Company Group”) on the one hand, and Piedmont and certain of its subsidiaries other than the Company (Piedmont and such subsidiaries collectively, the “Piedmont Group”), on the other hand, will each be responsible for and bear the cost of their respective tax obligations, calculated independently of each other. To the extent the Piedmont Group benefits from the use of future net operating losses of the Company Group, such tax benefit will be paid by the Piedmont Group to the Company Group.

The foregoing summary of the Tax Sharing Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Tax Sharing Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description
10.1	Tax Sharing Agreement, effective as of December 22, 2011, between Piedmont Community Bank Holdings, Inc. and Crescent Financial Bancshares, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2012	CRESCENT FINANCIAL BANCSHARES, INC.
	By:	/s/ Bruce W. Elder
	Name:	Bruce W. Elder
	Title:	Vice President and Secretary